SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) June 21, 2005

NORTHWEST BIOTHERAPEUTICS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	0-33393	94-3306718
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

22322 20th Avenue SE, Suite 150, Bothell, WA 98021
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE (425) 608-3000

INAPPLICABLE
(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 10.4

ITEM 1.01 Entry Into a Material Definitive Agreement.

     Northwest Biotherapeutics, Inc. (the “Company”) announced today that, on June 16, 2005 it received a $500,000 loan from Toucan Capital Fund II, L.P. (“Toucan”). The loan accrues interest at 10% per year, matures on June 16, 2006, and the principal and interest is convertible into capital stock of the Company, generally at Toucan’s option, prior to repayment.

     The principal and interest on the loan is currently convertible at $0.04 per share (subject to adjustment). In connection with this new loan, the Company has issued a warrant to Toucan, which is exercisable for 5.0 million shares of the Company’s capital stock. The exercise price of the warrant is $0.04 per share subject to certain adjustments. The Company believes that the additional $500,000 received from Toucan on June 16, 2005 will be sufficient to cover short-term payables to approximately July 29, 2005, exclusive of the aggregate loan repayments due Toucan.

     The Company has a $500,000 note (plus accrued interest) from Toucan that matured on June 11, 2005 and remains unpaid, additional notes from Toucan in the aggregate principal amount of $600,000 (plus accrued interest) that mature on June 26, 2005, and a $2,000,000 note (plus accrued interest) from Toucan that matures on July 30, 2005. The Company is in discussions with Toucan to negotiate a potential extension of these obligations, but may not be able to do so. If the Company fails to successfully negotiate an extension or make other arrangements to refinance these obligations, the Company will need additional financing immediately in order to satisfy these obligations. There can be no assurance that such additional financing would be available on acceptable terms, or at all.

     To date, the Company has issued eleven promissory notes to Toucan pursuant to which Toucan has loaned the Company an aggregate of $5.75 million. In connection with the issuance of promissory notes to Toucan, the Company has issued and Toucan has received warrants that are currently exercisable for an aggregate of 112.5 million shares of the Company’s capital stock.

     In connection with the recent loan from Toucan, the Company and Toucan amended the Amended and Restated Recapitalization Agreement (the “Recapitalization Agreement”), dated as of July 30, 2004, amended on October 22, 2004, November 10, 2004, December 27, 2004, January 26, 2005, April 12, 2005, May 13, 2005, and June 16, 2005 between the parties (“Amendment No. 7”). Amendment No. 7 updated certain representations and warranties of the parties made in the Recapitalization Agreement and made certain technical changes in the Recapitalization Agreement in order to facilitate the June 16, 2005 bridge loan described herein.

     Also in connection with the recent loan from Toucan, the Company and Toucan agreed to amend the Amended and Restated Binding Term Sheet dated April 26, 2004, and amended and restated on October 22, 2004 as further amended on December 27, 2004, January 26, 2005, April 12, 2005, May 13, 2005, and June 16, 2005 between the parties (the “Term Sheet Amendment”). The Term Sheet, as amended, reduced warrant coverage in the potential private placement of equity financing by $500,000.

     The Recapitalization Agreement calls for a two-stage recapitalization of the Company consisting of a bridge period and an equity financing period. The equity financing period commenced on January 26, 2005 when Toucan purchased 32.5 million shares of the Company’s Series A Cumulative Convertible Preferred Stock at a purchase price of $0.04 per share (for a aggregate purchase price of $1.3 million) and received a warrant, with a contractual life of 7 years, to purchase 13.0 million shares of Series A Cumulative Convertible Preferred Stock, with an exercise price of $0.04 per share. The equity financing period will last up to 12 months, unless otherwise extended or earlier terminated by the parties. During the equity financing period, the Company intends to sell up to $40 million of convertible preferred stock in accordance with the terms of the Recapitalization Agreement. Any additional financing is contingent upon the Company complying with covenants in the Recapitalization Agreement, as amended, and locating additional investors who are willing to invest in the Company on the terms proposed.

     The foregoing description of Amendment No. 7, the note, the warrant and the Term Sheet Amendment, all of which are filed as exhibits to the Form 8-K, are qualified in their entirety by reference to the full text of the agreements.

     On June 16, 2005 the Company entered into agreements with members of its senior management to extend the due dates of the November 13, 2003 Management Bridge Loans which otherwise would have been due on July 12, 2005. The aggregate outstanding principal amount of these loans is $235,000. The extended maturity date of these loans is now September 16, 2005.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The information contained under Item 1.01 of this report is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

10.1	Amendment No. 7 to the Amended and Restated Recapitalization Agreement between Northwest Biotherapeutics, Inc. and Toucan Capital Fund II, L.P., dated June 16, 2005.

10.2	Loan Agreement, Security Agreement and 10% Convertible, Secured Promissory Note in the principal amount of $500,000 between Northwest Biotherapeutics, Inc. and Toucan Capital Fund II, L.P. dated June 16, 2005.

10.3	Warrant to purchase securities of the Company dated June 16, 2005 issued to Toucan Capital Fund II, L.P.

10.4	Fifth Amendment to Amended and Restated Binding Term Sheet dated June 16, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

	By	/s/ Alton Boynton

Alton L. Boynton President

June 21, 2005.